Gannett Announces Second Quarter 2020 Results

Implemented $160 million in annualized synergies year to date
Ended the quarter with $159 million of cash and cash equivalents
Digital-only subscribers grew 31% from the prior year to 927,000

MCLEAN, VA — August 6, 2020 — Gannett Co., Inc. ("Gannett", "we", "us", "our", or "the Company") (NYSE: GCI) today reported its financial results for the second quarter ended June 30, 2020. Prior to November 19, 2019, our corporate name was New Media Investment Group Inc. ("New Media" or "Legacy New Media"), and Gannett Co., Inc. ("Legacy Gannett") was a separate publicly traded company. On November 19, 2019, New Media acquired Legacy Gannett (the "Acquisition"). In connection with the Acquisition, Legacy Gannett became a wholly owned subsidiary of New Media, and New Media changed its name to Gannett Co., Inc.

“While the second quarter was significantly impacted by the COVID-19 pandemic, our revenue was in line with the guidance we shared on our last earnings call and our EBITDA performance benefited from our expense reduction efforts," said Michael Reed, Gannett Chairman and Chief Executive Officer. "We saw sequential improvement to revenue each month during the quarter and successfully realized over $125 million of incremental expense savings during the quarter. In addition, we continued to execute on our operating and integration plans from the Acquisition, with over $160 million of cumulative annualized synergies implemented by the end of the quarter. Combining our incremental expense savings, our synergy implementation, and the normal course expense savings that rolled forward from the first quarter, our operating expenses included in Adjusted EBITDA were down 26%."

"At no time in our history has the value of high-quality journalism been as clear as it is right now at this intersection of a global pandemic and a nation in turmoil over systemic racism and inequality. Our journalists have worked tirelessly and doggedly to help keep our communities safe and informed, while exercising the crucial role of holding officials accountable. As digital, social platforms are overtaken by the spread of misinformation, our readers trust us to clear through the noise with credible, fact-based, fair reporting. And that is evidenced by audiences turning to us in record numbers since the beginning of the pandemic and very strong digital subscription growth.  Our employees have been phenomenal, performing during these challenging times at the highest level, which is a testament to their commitment to our mission and our communities. We do not have certainty around how the pandemic will continue to affect our country and the economy, but we remain highly confident in our ability to continue to execute upon our operational and integration plans."

Financial Highlights

in thousands	Second quarter 2020
GAAP operating revenue	$767,000
GAAP net loss attributable to Gannett	(436,893)
Adjusted EBITDA(1) (non-GAAP)	78,018
Net cash flow used for operating activities (GAAP basis)	(35,849)
Free cash flow(1) (non-GAAP)	(44,223)
(1) Refer to “Use of Non-GAAP Information” below for the Company’s definition of Adjusted EBITDA and Free Cash Flow, and reconciliations to the most comparable GAAP measures.

Second Quarter 2020 Consolidated Results

•	Second quarter revenues of $767.0 million rose 89.7% as compared to the prior year, reflecting the Acquisition.

◦
Same store pro forma revenues (as defined and reconciled below) decreased 28.0%, due to unfavorable impacts resulting from the COVID-19 pandemic and general trends adversely impacting the publishing industry.

•	Digital advertising and marketing services revenues were $168.8 million in the second quarter, or 22.0% of total revenues.

•	Over $160 million in annualized synergy measures were implemented by the end of the second quarter, with approximately $41.2 million in savings recognized in the quarter.

•
On a pro forma basis, operating expenses included in Adjusted EBITDA were down 26.3% to the prior year quarter due to the implementations of synergies, incremental cost measures in response to the COVID-19 pandemic, and normal course expense savings that rolled forward from the first quarter.

•
Non-cash goodwill and intangible impairment of $393.4 million was recognized in the second quarter of 2020 in connection with the Company’s annual impairment testing. The non-cash charge was driven by the COVID-19 pandemic and the uncertainty the crisis has created.

•	GAAP net loss attributable to Gannett of $436.9 million in the second quarter reflects $393.4 million of non-cash goodwill and intangible impairment and $66.3 million of depreciation and amortization.

•	Adjusted EBITDA totaled $78.0 million. Margins in the quarter were 10.2%, despite the pressures from the COVID-19 pandemic.

Balance Sheet & Cash Flow

•	As of the end of the second quarter, the Company had cash and cash equivalents of $158.6 million.

•	During the quarter, the Company repaid $6.3 million in principal under its credit facility.

•	Sold $7.5 million of real estate in the second quarter and used the net proceeds to pay down debt.

◦
Over $15.0 million in real estate sales under contract expected to close during the third quarter; and on track to sell an additional $100 - $125 million of real estate by the end of 2021, which we expect will enable us to accelerate debt repayment.

•
Capital expenditures were $8.4 million, primarily for product development, technology investments, and maintenance projects. We expect capital expenditures to be between $9 - $10 million in both the third and fourth quarters.

•
Cash flow used by operations in the second quarter of 2020 was $35.8 million compared to cash flow provided of $25.9 million for the prior year quarter primarily driven by interest paid and integration costs related to the Gannett acquisition.

COVID-19 Response

•	Strengthened balance sheet and continue to preserve liquidity:

◦
Reduced expenses for the second quarter by over $125 million through implementation of furloughs, significant pay reductions, reductions in force, and cancellation of non-essential travel and spending.

▪	Expect to maintain expenses, other than variable costs of goods sold, in line with the second quarter for the remainder of 2020.

◦	Reduced planned capital expenditures for 2020 by approximately 20%.

◦	Suspended quarterly dividend until conditions improve.

◦	Implemented NOL Rights Plan to protect approximately $435 million in tax assets.

◦	Deferred over $50 million of payments, under the CARES Act, using provisions relating to ERISA pension contribution deferral and employer FICA tax deferral.

◦
Restructured required additional pension contributions, that were originally due in 2020 and 2021, into quarterly installments beginning in the fourth quarter of this year through the third quarter of 2022.

•	Adapted our workplaces and continue to promote the health and safety of our employees:

◦	Transitioned 95% of our non-production and delivery employees to work from home by late March.

▪	Thoughtfully exploring how to prepare our offices as safe work environments for those employees who wish to return.

◦	Implemented social distancing measures and hygiene best practices in line with CDC and WHO guidelines for all facilities and employees in product and delivery roles.

◦	Maintained consistent operations across all properties, with no significant disruptions.

•	Supported our communities by providing high quality journalism and by creating innovative solutions to support small businesses:

◦	Created new tailored content for readers and their communities, which has received more than 885 million views since mid-February, nearly all of which is available for free:

▪	Nation’s Health daily COVID-19 specific section runs in USA TODAY in print and digital and is available in all local e-editions; real-time updates online.

▪	The USA TODAY and 35 local markets publish coronavirus newsletters for our readers.

◦	Support Local platform has had over 1.6 million page views which provided communities with an easy way to discover opportunities to help their favorite local businesses.

▪	Free business listings providing special services, such as enabling gift cards and delivery services.

Publishing Segment

•	Publishing segment revenues totaled $695.9 million in the second quarter.

•	Circulation revenues totaled $342.6 million in the second quarter.

◦
Same store pro forma circulation revenues decreased 13.6% in the second quarter, partially stemming from a reduction in volume of our single copy and home delivery sales, reflecting the impact of COVID-19 pandemic on businesses that sell single copies of our publications as well as general industry trends.

•	Print advertising revenues totaled $187.9 million in the second quarter.

◦	Same store pro forma print advertising revenues decreased 45.0% compared to the prior year reflecting the negative impact from the COVID-19 pandemic.

•	Digital advertising and marketing services revenues were $104.4 million in the second quarter.

◦
Same store pro forma digital advertising and marketing services revenues decreased 26.7% versus the prior year period, reflecting the impacts from the COVID-19 pandemic beginning in the latter part of the first quarter which negatively affected digital revenues across each category.

•	Commercial printing and other revenues contributed $61.0 million in the second quarter.

•	Paid digital-only subscribers now total approximately 927,000, up 31.3% year-over-year on a pro forma basis.

•	Publishing segment Adjusted EBITDA was $92.0 million, representing a margin of 13.2% for the quarter.

Marketing Solutions Segment

•	Marketing Solutions segment revenues were $94.6 million in the second quarter.

◦
Same store pro forma Marketing Solutions segment revenues decreased by 24.0% to the prior year driven by the impacts of the COVID-19 pandemic which began in the latter part of the first quarter of 2020.

•	Marketing Solutions segment Adjusted EBITDA was $2.8 million, representing a margin of 2.9% for the quarter.

Integration Update

•	Implemented cumulative measures by the end of the second quarter that will result in over $160 million in annualized savings.

◦	Realized $41.2 million in savings in the second quarter.

•	Expect to have implemented measures that will result in over $200 million in annualized savings by the end of the third quarter.

◦	Expect to realize $50 - $55 million in savings during the third quarter.

•	Management remains highly confident in its ability to implement measures by the end of 2021 that are expected to result in $300 million in synergies.

Earnings Conference Call

Management will host a conference call on Thursday, August 6, 2020 at 8:30 A.M. Eastern Time. A copy of the earnings release will be posted to the Investor Relations section of Gannett’s website, investors.gannett.com. All interested parties are welcome to participate on the live call. The conference call may be accessed by dialing 1-855-319-1124 (from within the U.S.) or 1-703-563-6359 (from outside of the U.S.) ten minutes prior to the scheduled start of the call; please reference “Gannett Second Quarter Earnings Call” or access code “4339957”. A simultaneous webcast of the conference call will be available to the public on a listen-only basis at investors.gannett.com. Please allow extra time prior to the call to visit the website and download any necessary software required to listen to the internet broadcast. A telephonic replay of the conference call will also be available approximately two hours following the call’s completion through 11:59 P.M. Eastern Time on Thursday, August 13, 2020 by dialing 1-855-859-2056 (from within the U.S.) or 1-404-537-3406 (from outside of the U.S.); please reference access code “4339957”.

About Gannett

Gannett Co., Inc. (NYSE: GCI) is an innovative, digitally focused media and marketing solutions company committed to the communities in our network and helping them build relationships with their local businesses. With an unmatched reach at the national and local level, Gannett touches the lives of millions with our Pulitzer-Prize winning content, consumer experiences and benefits, and advertiser products and services. Our portfolio includes the USA TODAY, local media organizations in 46 states in the U.S. and Guam, and Newsquest, a wholly owned subsidiary with over 140 local media brands operating in the United Kingdom. Gannett also owns the digital marketing services companies ReachLocal, Inc., UpCurve, Inc., and WordStream, Inc. and runs the largest media-owned events business in the U.S., Gannett Ventures, formerly GateHouse Live. Effective November 20, 2019, following the completion of its merger with Gannett, New Media Investment Group Inc. trades on the New York Stock Exchange under Gannett Co., Inc. and its ticker symbol has changed to “GCI”. To connect with us, visit www.gannett.com.

Same Store Pro Forma Revenues

Same store pro forma revenues are based on GAAP revenues for New Media Investment Group Inc. and Legacy Gannett prior to the Acquisition and GAAP revenues for Gannett for the current period, excluding (1) revenues related to 2019 acquisitions from the beginning of 2020 through the first year anniversary of the applicable acquisition date, (2) exited operations, (3) currency impacts, and (4) deferred revenue impacts related to the Acquisition.

Cautionary Statement Regarding Forward-Looking Statements

Certain items in this press release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, but not limited to, statements regarding our ability to execute our operational and integration plans, such as measures expected to result in over $200 million in annualized savings, the timing of realizing those savings, including our expectation that $50 - $55 million will be realized in the third quarter, the potential to realize additional savings in future quarters, our ability to achieve $300 million of synergies through measures expected to be implemented by the end of 2021, our expected capital expenditures, our expectations, in terms of both amount and timing, with respect to debt repayment, real estate sales and debt refinancing, future revenue trends and our ability to influence trends, and the amount and timing of any future dividend. These statements are based on management’s current expectations and beliefs and are subject to a number of risks and uncertainties. These and other risks and uncertainties could cause actual results to differ materially from those described in the forward-looking statements, many of which are beyond our control. The Company can give no assurance its expectations will be attained. Accordingly, you should not place undue reliance on any forward-looking statements contained in this press release. For a discussion of some of the risks and important factors that could cause actual results to differ from such forward-looking statements, see the risks and other factors detailed from time to time in the Company’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and other filings with the Securities and Exchange Commission. Furthermore, new risks and uncertainties emerge from time to time, and it is not possible for the Company to predict or assess the impact of every factor that may cause its actual results to differ from those contained in any forward-looking statements. Such forward-looking statements speak only as of the date of this press release. The Company expressly disclaims any obligation to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the Company’s expectations with regard thereto or change in events, conditions or circumstances on which any statement is based.

* * * *

For investor inquiries, contact:	For media inquiries, contact:
Ashley Higgins	Stephanie Tackach
Investor Relations	Director, Public Relations
212-479-3160	212-715-5490
investors@gannett.com	stackach@gannett.com

# # #

CONSOLIDATED BALANCE SHEETS Gannett Co., Inc. and Subsidiaries Unaudited, in thousands (except per share amounts)

Table No. 1
Assets	June 30, 2020	December 31, 2019
	(Unaudited)
Current assets
Cash and cash equivalents	$158,603	$156,042
Accounts receivable, net of allowance for doubtful accounts of $26,560 and $19,923	288,509	438,523
Inventories	40,468	55,090
Prepaid expenses and other current assets	125,208	129,460
Total current assets	612,788	779,115
Property, plant and equipment, at cost net of accumulated depreciation of $358,746 and $277,291	718,590	815,807
Operating lease assets	296,128	309,112
Goodwill	559,623	914,331
Intangible assets, net	920,525	1,012,564
Deferred income tax assets	105,051	76,297
Other assets	125,212	112,876
Total assets	$3,337,917	$4,020,102

Liabilities and equity
Current liabilities
Accounts payable and accrued liabilities	$327,071	$453,628
Deferred revenue	213,988	218,823
Current portion of long-term debt	—	3,300
Other current liabilities	47,017	42,702
Total current liabilities	588,076	718,453
Long-term debt	1,633,449	1,636,335
Convertible debt	3,300	3,300
Deferred tax liabilities	6,256	9,052
Pension and other postretirement benefit obligations	214,084	235,906
Long-term operating lease liabilities	282,896	297,662
Other long-term liabilities	157,313	136,188
Total noncurrent liabilities	2,297,298	2,318,443
Total liabilities	2,885,374	3,036,896
Redeemable noncontrolling interests	458	1,850
Commitments and contingent liabilities

Equity
Common stock of $0.01 par value per share, 2,000,000,000 shares authorized, 136,885,320 issued and 136,114,347 shares outstanding at June 30, 2020; 129,386,258 issued and 128,991,544 shares outstanding at December 31, 2019	1,369	1,294
Treasury stock at cost, 770,973 and 394,714 shares at June 30, 2020 and December 31, 2019, respectively	(4,818)	(2,876)
Additional paid-in capital	1,101,899	1,090,694
Accumulated deficit	(633,003)	(115,958)
Accumulated other comprehensive income (loss)	(13,362)	8,202
Total equity	452,085	981,356
Total liabilities and equity	$3,337,917	$4,020,102

CONSOLIDATED STATEMENTS OF OPERATIONS Gannett Co., Inc. and Subsidiaries Unaudited, in thousands (except per share amounts)

Table No. 2	Three months ended
Fiscal year ended	June 30, 2020	June 30, 2019
Operating revenues:
Advertising and marketing services	$356,918	$204,697
Circulation	342,646	150,850
Other	67,436	48,840
Total operating revenues	767,000	404,387
Operating expenses:
Operating costs	476,735	233,407
Selling, general and administrative expenses	226,484	126,628
Depreciation and amortization	66,327	23,328
Integration and reorganization costs	32,306	4,278
Acquisition costs	2,379	2,364
Impairment of property, plant and equipment	6,859	1,262
Goodwill and intangible impairment	393,446	—
Loss on sale or disposal of assets	88	947
Total operating expenses	1,204,624	392,214
Operating income (loss)	(437,624)	12,173
Non-operating (income) expense:
Interest expense	57,928	10,212
Loss on early extinguishment of debt	369	—
Non-operating pension income	(17,553)	(208)
Other income	(6,261)	(103)
Non-operating expense	34,483	9,901
Net income (loss) before income taxes	(472,107)	2,272
Benefit for income taxes	(34,276)	(343)
Net income (loss)	$(437,831)	$2,615
Net loss attributable to redeemable noncontrolling interests	(938)	(200)
Net income (loss) attributable to Gannett	$(436,893)	$2,815
Income (loss) per share attributable to Gannett - basic	$(3.32)	$0.05
Income (loss) per share attributable to Gannett - diluted	$(3.32)	$0.05
Dividends declared per share	$—	$0.38

CONSOLIDATED STATEMENTS OF CASH FLOWS Gannett Co., Inc. and Subsidiaries Unaudited, in thousands

Table No. 3	Six months ended
	June 30, 2020	June 30, 2019
Cash flows from operating activities:
Net loss	$(518,437)	$(6,740)
Adjustments to reconcile net loss to operating cash flows:
Depreciation and amortization	144,352	44,251
Equity-based compensation expense	18,968	1,843
Non-cash interest expense	11,902	689
Loss on sale or disposal of assets	745	2,737
Loss on early extinguishment of debt	1,174	—
Goodwill and intangible impairment	393,446	—
Impairment of property, plant and equipment	6,859	2,469
Pension and other postretirement benefit obligations, net of contributions	(49,064)	(649)
Change in other assets and liabilities, net	14,695	13,053
Net cash provided by operating activities	24,640	57,653
Cash flows from investing activities:
Acquisitions, net of cash acquired	—	(39,353)
Purchase of property, plant, and equipment	(22,157)	(4,934)
Proceeds from sale of real estate and other assets	17,792	7,107
Insurance proceeds received for damage to property	1,643	—
Change in other investing activities	(304)	—
Net cash used for investing activities	(3,026)	(37,180)
Cash flows from financing activities:
Repayment under term loans	(18,985)	(11,296)
Borrowing under revolving credit facility	—	102,900
Repayments under revolving credit facility	—	(94,900)
Payments for employee taxes withheld from stock awards	(1,942)	(700)
Issuance of common stock	1,007	—
Payment of dividends	—	(46,066)
Changes in other financing activities	(411)	—
Net cash used for financing activities	(20,331)	(50,062)
Effect of currency exchange rate change on cash	(780)	3
Increase (decrease) in cash, cash equivalents, and restricted cash	503	(29,586)
Balance of cash, cash equivalents, and restricted cash at beginning of period	188,664	52,770
Balance of cash, cash equivalents, and restricted cash at end of period	$189,167	$23,184

SEGMENT INFORMATION Gannett Co., Inc. and Subsidiaries Unaudited, in thousands

Table No. 4	Three months ended
	June 30, 2020	June 30, 2019
Operating revenues:
Publishing	$695,893	$394,435
Marketing Solutions	94,563	27,345
Corporate and Other	2,398	895
Intersegment eliminations	(25,854)	(18,288)
Total	$767,000	$404,387

Adjusted EBITDA:
Publishing	$91,991	$55,493
Marketing Solutions	2,784	(2,459)
Corporate and Other	(16,757)	(5,739)
Total	$78,018	$47,295

Depreciation and amortization:
Publishing	$56,553	$21,769
Marketing Solutions	4,004	778
Corporate and Other	5,770	781
Total	$66,327	$23,328

PRO FORMA SAME STORE REVENUES Gannett Co., Inc. and Subsidiaries Unaudited, in thousands

Table No. 5	Three months ended
	June 30, 2020	June 30, 2019	% Change

Pro forma total revenue	$767,000	$1,064,725	(28.0)%
Acquired revenues	(3,797)	—	***
Currency impact	1,867	—	***
Exited operations	(2)	(957)	(99.8)%
Deferred revenue adjustment	980	—	***
Same store total revenue	$766,048	$1,063,768	(28.0)%

Pro forma advertising and marketing services revenue	$356,919	$573,026	(37.7)%
Acquired revenues	(286)	—	***
Currency impact	1,167	—	***
Exited operations	(2)	(653)	(99.7)%
Deferred revenue adjustment	396	—	***
Same store advertising and marketing services revenue	$358,194	$572,373	(37.4)%

Pro forma circulation revenue	$342,645	$397,942	(13.9)%
Acquired revenues	—	—	***
Currency impact	543	—	***
Exited operations	—	(146)	(100.0)%
Deferred revenue adjustment	584	—	***
Same store circulation revenue	$343,772	$397,796	(13.6)%

Pro forma other revenue	$67,436	$93,757	(28.1)%
Acquired revenues	(3,511)	—	***
Currency impact	157	—	***
Exited operations	—	(158)	(100.0)%
Same store other revenue	$64,082	$93,599	(31.5)%
*** Indicates an absolute value percentage change greater than 100

USE OF NON-GAAP INFORMATION

The Company uses non-GAAP financial performance and liquidity measures to supplement the financial information presented on a GAAP basis. These non-GAAP financial measures, which may not be comparable to similarly titled measures reported by other companies, should not be considered in isolation from or as a substitute for the related GAAP measures and should be read together with financial information presented on a GAAP basis.

The Company defines its non-GAAP measures as follows:

•
Adjusted EBITDA is a non-GAAP financial performance measure the Company believes offers a useful view of the overall operation of our business. The Company defines Adjusted EBITDA as net income (loss) attributable to Gannett before (1) income tax expense (benefit), (2) interest expense, (3) gains or losses on early extinguishment of debt, (4) non-operating items, primarily pension costs, (5) depreciation and amortization, (6) integration and reorganization costs, (7) impairment of long-lived assets, (8) goodwill and intangible impairments, (9) net loss (gain) on sale or disposal of assets, (10) equity-based compensation, (11) acquisition costs, and (12) certain other non-recurring charges. The most directly comparable GAAP financial measure is net income (loss) attributable to Gannett.

•
Free cash flow is a non-GAAP liquidity measure that adjusts our reported GAAP results for items we believe are critical to the ongoing success of our business. The Company defines Free cash flow as net cash provided by operating activities as reported on the statement of cash flows less capital expenditures, which results in a figure representing Free cash flow available for use in operations, additional investments, debt obligations, and returns to shareholders. The most directly comparable GAAP financial measure is net cash from operating activities.

Management’s Use of Non-GAAP Measures

Adjusted EBITDA and Free cash flow are not measurements of financial performance under GAAP and should not be considered in isolation or as an alternative to income from operations, net income (loss), cash flow from continuing operating activities, or any other measure of performance or liquidity derived in accordance with GAAP. We believe our non-GAAP measures as we have defined them are helpful in identifying trends in our day-to-day performance because the items excluded have little or no significance on our day-to-day operations. These measures provide an assessment of controllable expenses and afford management the ability to make decisions which are expected to facilitate meeting current financial goals as well as achieve optimal financial performance.

Adjusted EBITDA provides us with a measure of financial performance, independent of items that are beyond the control of management in the short-term such as depreciation and amortization, taxation, non-cash impairments, and interest expense associated with our capital structure. This metric measures our financial performance based on operational factors that management can impact in the short-term, namely the cost structure or expenses of the organization. Adjusted EBITDA is one of the metrics we use to review the financial performance of our business on a monthly basis.

We use Adjusted EBITDA as a measure of our day-to-day operating performance, which is evidenced by the publishing and delivery of news and other media and excludes certain expenses that may not be indicative of our day-to-day business operating results. We consider the unrealized (gain) loss on derivative instruments and the (gain) loss on early extinguishment of debt to be financing related costs associated with interest expense or amortization of financing fees. Accordingly, we exclude financing related costs such as the early extinguishment of debt because they represent the write-off of deferred financing costs, and we believe these non-cash write-offs are similar to interest expense and amortization of financing fees, which by definition are excluded from Adjusted EBITDA. Additionally, the non-cash gains (losses) on derivative contracts, which are related to interest rate swap agreements to manage interest rate risk, are financing costs associated with interest expense. Such charges are incidental to, but not reflective of, our day-to-day operating performance, and it is appropriate to exclude charges related to financing activities such as the early extinguishment of debt and the unrealized (gain) loss on derivative instruments which, depending on the nature of the financing arrangement, would have otherwise been amortized over the period of the related agreement and does not require a current cash settlement. Such charges are incidental to, but not reflective of our day-to-day operating performance of the business that management can impact in the short term.

Limitations of Non-GAAP Measures

Each of our non-GAAP measures has limitations as an analytical tool. They should not be viewed in isolation or as a substitute for GAAP measures of earnings or cash flows. Material limitations in making the adjustments to our earnings to calculate Adjusted EBITDA and using this non-GAAP financial measure as compared to GAAP net income (loss) include: the cash portion of interest / financing expense, income tax (benefit) provision, and charges related to impairment of long-lived assets, which may significantly affect our financial results.

A reader of our financial statements may find this item important in evaluating our performance, results of operations, and financial position. We use non-GAAP financial measures to supplement our GAAP results in order to provide a more complete understanding of the factors and trends affecting our business.

Adjusted EBITDA and Free cash flow are not alternatives to net income, income from operations, or cash flows provided by or used in operations as calculated and presented in accordance with GAAP. Readers of our financial statements should not rely on Adjusted EBITDA or Free cash flow as a substitute for any such GAAP financial measure. We strongly urge readers of our financial statements to review the reconciliation of income (loss) from continuing operations to Adjusted EBITDA and the reconciliation of net cash from operating activities to Free cash flow, along with our consolidated financial statements included elsewhere in this report. We also strongly urge readers of our financial statements to not rely on any single financial measure to evaluate our business. In addition, because Adjusted EBITDA and Free cash flow are not measures of financial performance under GAAP and are susceptible to varying calculations, the Adjusted EBITDA and Free cash flow measures as presented in this report may differ from and may not be comparable to similarly titled measures used by other companies.

NON-GAAP FINANCIAL INFORMATION ADJUSTED EBITDA Gannett Co., Inc. and Subsidiaries Unaudited, in thousands

Table No. 6

	Three months ended June 30, 2020
	Publishing	Marketing Solutions	Corporate and Other	Consolidated Total

Net income (loss) attributable to Gannett	$(328,207)	$(43,226)	$(65,460)	$(436,893)
Benefit for income taxes	—	—	(34,276)	(34,276)
Interest expense	92	—	57,836	57,928
Loss on early extinguishment of debt	—	—	369	369
Non-operating pension income	(17,480)	—	(73)	(17,553)
Other non-operating items, net	(3,066)	(2,614)	(581)	(6,261)
Depreciation and amortization	56,553	4,004	5,770	66,327
Integration and reorganization costs	20,619	2,962	8,725	32,306
Acquisition costs	—	—	2,379	2,379
Impairment of long-lived assets	6,859	—	—	6,859
Goodwill and mastheads impairment	352,947	40,499	—	393,446
Net (gain) loss on sale or disposal of assets	(449)	516	21	88
Equity-based compensation	—	—	7,391	7,391
Other items	4,123	643	1,142	5,908
Adjusted EBITDA (non-GAAP basis)	$91,991	$2,784	$(16,757)	$78,018

	Three months ended June 30, 2019
	Publishing	Marketing Solutions	Corporate and Other	Consolidated Total

Net income (loss) attributable to Gannett	$24,830	$(3,807)	$(18,208)	$2,815
Income tax expense (benefit)	—	—	(343)	(343)
Interest expense	23	—	10,189	10,212
Non-operating pension income	(208)	—	—	(208)
Other non-operating items, net	(162)	—	59	(103)
Depreciation and amortization	21,769	778	781	23,328
Integration and reorganization costs	4,074	180	24	4,278
Acquisition costs	—	—	2,364	2,364
Impairment of long-lived assets	2,469	—	(1,207)	1,262
Net (gain) loss on sale or disposal of assets	2,159	1	(1,213)	947
Equity-based compensation	—	—	707	707
Other items	539	389	1,108	2,036
Adjusted EBITDA (non-GAAP basis)	$55,493	$(2,459)	$(5,739)	$47,295

NON-GAAP FINANCIAL INFORMATION FREE CASH FLOW Gannett Co., Inc. and Subsidiaries Unaudited, in thousands

Table No. 7
Three months ended June 30, 2020

Net cash flow used for operating activities (GAAP basis)	$(35,849)
Capital expenditures	(8,374)
Free cash flow (non-GAAP basis)(1)	$(44,223)
(1) Free cash flow for the second quarter was negatively impacted by $23.7 million of integration and reorganization costs and $0.1 million of acquisition costs.